                                                                EXHIBIT 10.2.1



                     SEVERANCE AND RETIREMENT AGREEMENT

    THIS SEVERANCE AND RETIREMENT AGREEMENT is made this 19th day of December, 1995, by and between Horizon/CMS Healthcare Corporation, a Delaware corporation ("Horizon"), and Klemett L. Belt, Jr. ("Belt").

     WHEREAS, Belt has served Horizon as Senior Vice President and Chief Financial Officer from September 1, 1986, through September 1994, as Secretary and Treasurer from September 1, 1986, through July 1994, and as Executive Vice President from June 1989 until present;

     WHEREAS, Belt left his previous employment to join Horizon and gave up substantial benefits with his previous employer in reliance on the expectation of receiving certain benefits in his employment with Horizon;

     WHEREAS, the Employment Agreement dated August 19, 1993, by and between Belt and Horizon ("Employment Agreement") sets forth the terms and conditions of their employment arrangement;

     WHEREAS, Belt currently participates in various Horizon compensation and benefit programs and stock options including, but not limited to, Deferred Compensation Plan, various Stock Option Agreements, AD&D and LTD benefits, and UNUM insurance.

     WHEREAS, certain conditions have affected Horizon's needs;

     WHEREAS the parties have determined that it is in their mutual best interest that Belt withdraw from the offices and directorships which he holds in Horizon and that Horizon provide Belt compensation and benefits consistent with and in furtherance of the Employment Agreement as described in this Agreement.


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     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. TERMINATION OF EMPLOYMENT AGREEMENT. The Employment Agreement is terminated as of January 1, 1996. The parties waive Employment Agreement notice provisions, if any. Termination of the Employment Agreement on January 1, 1996, shall not affect any of the rights or obligations of either party to the Employment Agreement accruing prior to January 1, 1996.

     2. RESIGNATION. On January 1, 1996, Belt will resign all offices and directorships which he now holds in Horizon.

     3.  COMPENSATION.

         a. SEVERANCE PAY. Commencing on January 1, 1996, and ending on December 31, 1997, Horizon shall pay Belt severance compensation of $350,000 cash per year ("Severance Compensation"). Horizon shall pay the Severance Compensation biweekly in 26 equal installments per year. If Belt dies before December 31, 1997, Horizon's obligation to pay Severance Compensation shall survive Belt's death, and Horizon shall pay Severance Compensation to Belt's estate in the same manner as if Belt were living.

         b. VESTED STOCK OPTIONS. Belt's options to purchase Horizon Common Stock, par value $.001 per share, granted by Horizon from time to time to Belt under and pursuant to the Horizon/CMS Healthcare Corporation Employee Stock Option Plan (the "Stock Option Plan") that have vested on or before December 31, 1995, in


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accordance with the terms and conditions of the Stock Option Plan, shall be exercisable in accordance with the Stock Option Plan and respective Stock Option Agreements governing the options.

         c. BONUS PAYMENT. In recognition of Belt's services rendered to Horizon during that portion of its current fiscal year prior to January 1, 1996, Horizon shall pay Belt bonus compensation in the amount of $180,000.00 on or before January 31, 1996.

         d. RETIREMENT BENEFITS. Effective January 1, 1998, and continuing until Belt's death, Horizon shall pay Belt retirement benefits of $175,000 cash per year less any benefits paid to Belt by Federal Social Security. After Belt's death, Horizon shall pay his surviving spouse retirement benefits of $87,500 cash per year. Horizon shall begin paying Belt's surviving spouse such retirement benefits upon Belt's death and shall continue paying them until her death. (Retirement benefits paid to Belt or to Belt's surviving spouse are referred to collectively herein as "Retirement Benefits.") Horizon shall pay the Retirement Benefits to Belt or Belt's spouse, whichever applies, biweekly in 26 equal installments per year.

         e. HEALTH INSURANCE. From January 1, 1996, through December 31, 1998, Horizon shall continue health care insurance coverage for Belt, his spouse and all his children on a basis consistent with and providing benefits (including selection of health care providers and facilities) not less extensive than those afforded under its current one hundred percent (100%) indemnity health insurance plan with no employee contribution, no employee


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co-pay, and no deductible. Horizon shall pay all premiums for such coverage.
If Belt dies before December 31, 1998, Horizon's obligation to pay premiums for health care coverage for Belt's spouse and all his children shall survive Belt's death, and Horizon shall continue to pay all premiums for such coverage for the benefit of Belt's surviving spouse and children in the manner described in this Subparagraph.

     f. LIFE INSURANCE. From and after January 1, 1996, and until such time as all such policies are fully paid-up insurance policies, Horizon will continue paying the total amount due for the annual premiums for the life insurance policies listed on Schedule A, which is attached hereto and incorporated by reference (the "Policy"), after taking into consideration all dividends attributable to the Policy, to Gail Hullibarger as Trustee of the Belt Children's Trust under Agreement dated December 22, 1986, ("Trustee") and/or to the life insurance company issuing the Policy. Upon making all such payments, Horizon shall be considered to have complied with its obligations contained in that certain Split Dollar Agreement dated July 10, 1993, by and between Horizon and Trustee.

     g. WITHHOLDING. Horizon shall withhold from any payments to Belt all federal, state, municipal or other taxes as are required to be withheld by any applicable law, regulation or ruling.

     h. OTHER BENEFITS AND PAYMENTS UNDER OTHER AGREEMENTS. Severance Compensation, Retirement Benefits, severance compensation

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in lieu of stock options, life insurance and health insurance described in this Agreement shall be in addition to and not in limitation of any other benefits or payments for which Belt qualifies under other agreements, including, but not limited to, the Deferred Compensation Plan, Stock Option Agreements, any agreement between Horizon and Belt relating to Advanced Cardiovascular Technology, Inc. ("ACT") and insurance plans. Nothing contained herein affects the rights and duties of the parties regarding the acquisition of ACT by Horizon.

     This Agreement does not supersede or replace any other agreement except the Employment Agreement.

     4. DEFAULT. In the event that any of the payments required to be paid hereunder by Horizon to or for the benefit of Belt or Belt's spouse are not paid when due or Horizon fails to punctually and fully perform any other obligation provided herein to be performed by Horizon other than the payment of money, within thirty (30) days after written notice is given by Belt or Belt's surviving spouse, if Belt is then deceased, to Horizon of such failure, specifying its nature and demanding cure thereof, and in the event that Belt or his surviving spouse, as applicable, elects the liquidated damages remedy described in Subparagraph (c) below of this Paragraph 4, giving notice of such election, Belt, at his option (or in the event Belt is then deceased, his surviving spouse), shall be entitled:

         (a)  to maintain an action for all damages arising from such default;

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         (b)  to pursue any an all other legal or equitable rights and remedies available pursuant to applicable law; or


         (c) to immediately receive without further notice or demand, as liquidated damages and not as a penalty, and as his or her sole and exclusive remedy, a lump sum cash payment in lieu of any Severance Compensation and Retirement Benefits under this Agreement which have not accrued (collectively referred to as "Remaining Contract Payments"), and to have all health and life insurance by fully paid up. The lump sum cash payment described above shall be equal to the value of the Remaining Contract Payments discounted to then-present value utilizing a six percent (6%) discount rate. For purposes of determining then-present value of Retirement Benefits, if Belt is then married, the joint life expectancy of Belt and his spouse shall be determined based upon the actuarial tables published by the Internal Revenue Service known as "1986 Internal Revenue Code Table, Ordinary Joint Life and Last Survivor Annuities, Two Lives -- Expected Return Multiples." If Belt is not married or is deceased and is survived by his spouse, the life expectancy of Belt or his surviving spouse, as applicable, shall be determined based upon the actuarial tables published by the Internal Revenue Service known as "1986 Internal Revenue Code Table, Ordinary Life Annuities -- One Life -- Expected Return Multiples". Such health and life insurance shall be fully paid up by Horizon paying to the Trustee and/or to the insurers such amount as shall be required to cause the Schedule A life insurance policies to be fully paid-up policies, and by paying to

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the insurers such amount as shall be required to cause all premiums for the health care coverage described in Paragraph 3.d. of this Agreement to be fully paid.

     Belt and Horizon agree and recognize that any breach of this Severance And Retirement Agreement by Horizon will cause serious and substantial damage to Belt (or to Belt's spouse, in the event that Belt is then deceased) and that it will be difficult to prove the amount of such damage, and it is agreed by the parties hereto that such sum shall, without proof, be deemed to represent damages actually sustained by Belt (or by Belt's spouse, in the event that Belt is then deceased) by reason of such breach. With the sole exception of the liquidated damage remedy in the event of election of such remedy, the rights and remedies provided for herein are intended to be and shall be cumulative and in addition to every other right and remedy now or hereafter existing at law or in equity.

     Failure by Belt or his surviving spouse, as applicable, to exercise any right or remedy herein granted or otherwise available pursuant to applicable law in the event of occurrence of an event of default shall not impair or constitute a waiver or lapse of Belt's or her right to do so in the event of occurrence of another event of default or in the event of a reoccurrence of the same event of default.

     5. CONSULTING SERVICES. From January 1, 1996, through December 31, 1997, Belt shall provide such consulting services to Horizon as shall be mutually agreed upon by the parties. The


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parties contemplate that Belt will not be requested to perform more than Five
Hundred (500) hours of consulting services per calendar year. The consulting services contemplated herein shall be substantially similar in level of responsibility as those which were performed by Belt as an officer of Horizon immediately prior to his retirement. Horizon shall reimburse Belt for all reasonable expenses incurred by him in connection with any such consulting, upon Horizon's receipt of vouchers therefor in accordance with such procedures as Horizon has heretofore or may hereafter establish. The parties agree that Belt will perform up to Five Hundred (500) hours of mutually agreed upon consulting services per calendar year during 1996 and 1997 without receiving compensation in addition to that provided in this Agreement. If
Belt provides more than Five Hundred (500) hours of consulting services in a calendar year ("Excess Consulting Services"), Horizon shall pay him Three Hundred Dollars ($300) per hour plus applicable New Mexico gross receipts taxes, if applicable, upon receipt of Belt's billing statement for such Excess Consulting Services.

     6. NONCOMPETITION. Unless Horizon consents thereto in writing, from January 1, 1996, through December 31, 2005, Belt will not compete with Horizon or any affiliate of Horizon, solicit the business of any patient or customer of Horizon or any affiliate thereof, or directly or indirectly solicit for employment any of the employees of Horizon or its affiliates; PROVIDED, however, that the foregoing agreement not to compete shall be unenforceable by Horizon in the event that Horizon shall default in the performance


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of any of its obligations contained in this Agreement and such default remains uncured for a period of thirty (30) days after the giving of notice thereof by Belt to Horizon as provided in Paragraph 4 above of this Agreement, and shall terminate and become null and void upon expiration of such default cure period. For purposes of this Agreement, "compete" means engaging in the business of long term care, acute rehabilitation, contract physical, occupational and speech therapy, outpatient rehabilitation clinics, pharmacy, non-invasive diagnostics, home health care, or physician placement, within a radius of fifteen (15) miles from any then-operating office, branch or other facility of Horizon or any of its affiliates. The term "affiliate" means any legal entity that directly or indirectly through one or more intermediaries, is controlled by Horizon including, without limitation, any wholly or majority owned subsidiaries of Horizon in existence as of the date of this Agreement. The term "patient or customer" means all persons to whom Horizon or any of its affiliates has sold or provided any product or service whether or not for compensation from January 1, 1995, through December 31, 1995.

     If Belt shall violate any of his covenants or agreements under this Paragraph 6, Horizon shall be entitled to pursue injunctive relief before a court of competent jurisdiction or other rights or remedies to which Horizon is or may be entitled at law, in equity or under this Agreement.


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


     7. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New Mexico.

     8. SEVERABILITY. If any provisions of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions, or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case. Specifically, in the event that any of the provisions of Section 6 hereof should ever be adjudicated to exceed the time, geographic, product, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the


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maximum time, geographic, product, service, or other limitations permitted by applicable law.

     9. NOTICES. Except for any notice required by applicable law to be given in another manner, any notices or consents required or permitted by this Agreement shall be in writing and shall be either delivered personally, by overnight express mail, or by express air shipment delivery, or by certified or registered mail, postage prepaid, return receipt requested, addressed as shown below to such other address as such party may from time to time designate in writing. Such notices or consents shall be deemed given on the date delivered in person, within twenty-four (24) hours after sending if sent by overnight express mail or express air shipment delivery, or forty-eight (48) hours after mailing if sent by certified or registered mail, postage prepaid, return receipt requested.

     TO BELT:
     Klemett L. Belt, Jr.
     P.O. Box 356
     Glenbrook, NV 89413

     TO HORIZON:
     Scot Sauder, Esq., General Counsel
     Horizon/CMS Healthcare Corporation
     6001 Indian School Road NE
     Albuquerque, NM 87110

     10.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     11. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. To the extent this Agreement provides benefits which


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inure to Belt's spouse, she is an intended third-party beneficiary hereof.
Neither party may assign any of their rights and benefits contained herein without the prior written consent of the other party hereto.

     12. REFERENCES. Whenever in this Agreement the context requires, references to the masculine shall be deemed to include the feminine and neuter and references to the singular or the plural shall be deemed to include the other.

     13. NO WAIVER. No waiver of any default by any party in the performance of this Agreement by the other party shall constitute a waiver of any subsequent or other breach or default.

     14. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between Horizon and Belt with respect to the subject matter hereof, and no representations, promises, agreements, or understandings regarding these matters, written or oral, not contained herein shall be of any force or effect. No change or modification of this Agreement shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provisions of this Agreement at such time or at any other time.

     15. ATTORNEY FEES. If any party hereto commences a suit, arbitration or other proceeding to enforce its right under this


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Agreement, or to enforce a remedy for breach hereof, the prevailing party or parties shall be entitled to recover from the other party or parties against whom enforcement was sought, their costs and expenses incurred, including reasonable attorney fees.

     16. FURTHER ASSURANCES. The parties to this Agreement shall execute and deliver any documents or instruments in addition to those described in this Agreement which are necessary or appropriate to carry out the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                       /s/ KLEMETT L. BELT, JR.
                                       --------------------------------------
                                           KLEMETT L. BELT, JR.



                                       HORIZON/CMS HEALTHCARE CORPORATION
                                       a Delaware corporation


                                       By  Neal Elliott
                                           ----------------------------------
                                       Its President
                                           ----------------------------------





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                                   SCHEDULE A



LIFE INSURANCE COMPANY        POLICY NUMBER         FACE AMOUNT
- ----------------------        -------------         -----------

THE NEW ENGLAND MUTUAL        08779585              $5,350,000

THE NEW ENGLAND MUTUAL        1UO50197                 765,899

THE NEW ENGLAND MUTUAL        08803997               2,500,000

THE NEW ENGLAND MUTUAL        1U050871                 488,525